Exhibit 10.15

May 20, 2004

Mr. David M. Davis

43250 Mission Hills Way

Leesburg, VA 20176

Dear Dave:

     We are pleased to inform you of certain changes to your basic and other compensation from the Company due to your promotion to Executive Vice President Finance and Chief Financial Officer. This letter outlines the changes to your compensation.

     Effective May 18, 2004, your salary of record was increased from $300,000 to $385,000. The new salary will be reduced by 17 percent consistent with the salary reduction effective for all executive vice president level employees. Your annual paid salary will be $319,550.

     In addition to your increased salary, your target percentage under the Incentive Compensation Plan ("ICP") will be increased to 60 percent of your base salary and may be increased for results in excess of the target up to a maximum of 120 percent of base salary. Your target percentage pursuant to the terms of the Long-Term Incentive Plan ("LTIP") for US Airways Group, Inc. will be increased to 80 percent of your base salary and may be increased for results in excess of the target up to a maximum of 160 percent of base salary.

You are also being granted an additional 150,000 shares/options with 25 percent vesting 1 year from the effective date of the grant, May 18, 2004, 25 percent at the 2nd year, 25 percent at the 3rd year, and 25 percent at the 4th year from the effective date of the grant, which was May 18, 2004. The shares/options will be divided on the basis of 68 percent shares, 32 percent options, that is, 93,000 restricted stock and 57,000 options. The exercise price for these options is $1.51, which was the fair market value of US Airways stock on the May 18th grant date.

In addition, you became eligible to receive miscellaneous executive officer perquisites including an annual car allowance of $9,000 which is paid to you in monthly installments and reimbursement of tax and financial planning expenses incurred up to $10,000 annually.

Please let me know if you have any questions about these benefits.

Sincerely,

Jerrold A .Glass